Exhibit 10.20

FIRST AMENDMENT
TO

PREFERRED MASTER MANUFACTURING AGREEMENT

This FIRST AMENDMENT TO PREFERRED MASTER MANUFACTURING AGREEMENT (this “Amendment”) is made as of June 6, 2025 (“Amendment Date”) by and between ONM Environmental, Inc., a California corporation (“Seller”), and Ikigai Holdings, LLC, a Nevada limited liability company and Pooph Inc., a Nevada corporation (collectively, “Buyer”). (Seller and Buyer, collectively, the “Parties”.)

RECITALS

A. WHEREAS, Buyer and Seller are parties to that certain Preferred Master Manufacturing Agreement dated July 9, 2021 (“PMMA”), pursuant to which Seller is selling to Buyer certain pet-odor control products which Buyer markets and sells under the brand name Pooph. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the PMMA.

B. WHEREAS, Buyer and an affiliate of Seller, BioLargo, Inc., entered into that certain License Agreement dated May 17, 2021, as amended (“License Agreement”), pursuant to which Buyer was granted a royalty-bearing license to sell “licensed products” in the “territory” within the “field of use” of household pet stain and odors.

C. WHEREAS, the Parties have agreed to amend certain provisions of the PMMA and have agreed to evidence such agreement in this Amendment.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.          Incorporation of Recitals/Capitalized Terms. Except as modified herein, all of the other terms, covenants and conditions of the PMMA are hereby ratified and affirmed and the same shall remain in full force and effect. From and as of the Amendment Date, all references to the word “Agreement” in the PMMA shall mean the PMMA as amended by this Amendment. Unless specifically defined herein, the capitalized terms used in this Amendment have the meanings defined in the PMMA.

2.          Purchase Order 385. Buyer submitted to Seller Purchase Order 385 (“PO 385”) in the amount of $525,850, and delivered a deposit of $262,500 to Buyer on April 28, 2025, leaving a remaining balance due of $263,500. Buyer agrees to pay the remaining $263,500 due on Purchase Order 385 within 30 days of Seller’s delivery of the subject product (such 30-day period beginning upon delivery of all product subject to the purchase order) (“Final Payment Due Date”). Unpaid amounts as of the Final Payment Due Date shall accrue interest at the rate of 1.5% per month.

3.          Payment of Past Due Amounts. As of the Amendment Date, Buyer owes to Seller $2,385,468.40, which excludes any alleged credits or deductions owed to Buyer by Seller for claims related to the Litterizer products, on invoices related to product purchases as set forth on Schedule A attached hereto, not including PO 385. Additionally, Buyer owes to Seller (and Seller affiliate BioLargo Inc.) royalties under the License Agreement in the aggregate amount of $1,378,140.54 as follows: (i) $764,292.52 for fourth quarter of calendar year 2024, and (ii) $613,848.02 for first quarter of calendar year 2025. In the aggregate, not including PO 385 and net of payments previously made, Buyer owes to Seller:

Description	Amount
Product invoices	$2,385,468.40
Royalties	$1,378,140.54
Total	$3,763,608.94

Buyer shall make weekly payments to Seller in the amounts set forth on Schedule B attached hereto, no later than Friday of each week, beginning May 30, 2025, and continuing thereafter, said payments to be made via ACH (routing number 121000358) or wire transfer (routing number 026009593) and delivered to Seller’s deposit account (Bank of America account number 325105755511) no later than the due date as set forth in Schedule B. Unpaid amounts shall bear interest at an annual percentage rate of ten percent (10%) beginning May 23, 2025. Late payments shall incur interest at an annual percentage rate of fifteen percent (15%). Nothing contained herein shall prohibit Buyer from paying off the Past Due Amounts at any time.

4.          Future Purchase Orders. With respect to Purchase Orders submitted by Buyer to Seller after the Amendment Date, Buyer shall deliver to Seller concurrently with the Purchase Order a cash deposit equal to fifty percent (50%) of the Purchase Order (“Cash Deposit”). Seller shall have until 5:00 p.m. Pacific Time on the second business day following delivery of the Purchase Order to accept or reject the Purchase Order in accordance with Section 1.4.A of the PMMA, and will confirm expected product delivery dates per SKU as soon thereafter as possible. If the Cash Deposit is not timely delivered, Seller may pause and any expected delivery dates may be adjusted. Thereafter, Seller shall use its best efforts to expeditiously effectuate delivery, in whole or in part, of the product subject to the Purchase Order by the confirmed expected delivery date. Buyer shall pay to Seller the remaining amounts owed on Purchase Order in accordance with Section 5 below based on ROG (receipt of goods), in whole or in part, by Buyer’s representative (e.g., currently Global Supply Logistics, or as designated in the Purchase Order), in such form as specified in the Purchase Order. Any amounts not timely paid in accordance with the foregoing shall bear interest at an annual percentage rate of fifteen percent (15%).

5.          Purchase Order Invoicing. On Friday of each week, Seller may submit invoices to Buyer based on delivery of products ordered not yet invoiced (e.g., for deliveries that had occurred during the week). Amounts invoiced shall credit a pro-rata amount of the Cash Deposit received with respect to the Purchase Order applicable to the delivered products (e.g., an invoice for $20,000 in products shall reflect a $10,000 credit for the 50% Cash Deposit). Buyer shall pay the invoices in four (4) equal weekly installments beginning the Friday of the week following email delivery of the invoices.

6.          Modification of Section 3.3, Payment. The third sentence in Section 3.3 of the PMMA, which reads “If Buyer pays the full outstanding amount under any Purchase Order within ten (10) business days the delivery of the Product, the entire amount owed under any Purchase Order shall be decreased by two percent (2%)”, is hereby amended to state the following:

“If Buyer pays the full outstanding amount under any Purchase Order within ten (10) business days the delivery of the Product, the entire amount owed under any Purchase Order shall be decreased by three point five percent (3.5%).”

7.          Default. Buyer’s failure to timely pay any amount due as set forth in this Amendment shall be an Event of Default. Upon the occurrence of an Event of Default, Seller may withhold, without cure, delivery of product.

8.          Purchase Orders for Puppy Pads. Buyer previously placed purchase order 352 (in the amount of $36,099 for POPP-30) and purchase order 378 (in the amount of $156,800 for POPP-50), and has previously paid $12,033 as against PO 352. The contract manufacturer to whom Seller placed an order to manufacture the products advised Seller on May 16, 2025 that it was filing for bankruptcy protection. Seller is currently sourcing a new manufacturer and shall submit a proposed new manufacturer for Buyers’ approval, which may be withheld in Buyer’s sole discretion.

9.          Issues Not Addressed in this Amendment. Buyer and Seller reserve all rights, claims and defenses related to all claims asserted by each party related to the License Agreement and the PMMA. Nothing set forth in this Amendment shall constitute a waiver of any such right, claim or defense, all of which remain expressly reserved.

10.          Miscellaneous.

(a)          Effect of Amendment. Except to the extent the PMMA is modified by this Amendment, the remaining terms and conditions of the PMMA shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the PMMA and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.

(b)          Entire Agreement. The PMMA, together with this Amendment, embodies the entire understanding between the parties hereto with respect to its subject matter and can be changed only by an instrument in writing signed by the parties hereto.

(c)          Counterparts. This Amendment may be executed in one or more counterparts, including the transmission of counterparts by facsimile or electronic mail, each of which shall be deemed an original but all of which, taken together, shall constitute one in the same Amendment. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the California Uniform Electronic Transactions Act, e.g., www.docusign.com, www.echosign.adobe.com, etc.) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this FIRST AMENDMENT TO PREFERRED MASTER MANUFACTURING AGREEMENT effective as of the date first set forth above.

SELLER:		BUYER:

ONM Environmental, Inc.		IKIGAI HOLDINGS, LLC, a Nevada limited liability company

By:	/s/Joe Provenzano	By:	/s/Jane Pak
Name:	Joe Provenzano	Name:	Jane Pak
Title:	CEO	Title:	CEO

POOPH, INC., a Nevada corporation

		By:	/s/ Jane Pak
Jane Pak
CEO

SCHEDULE A

PO#	Invoice #	Product	Invoiced Amount	Payments	Amount due
347	8404	20/32 oz	$484,700.00	$(371,175.02)	$113,524.98
354	8448	20/24 oz	$301,200.00	$(75,300.00)	$225,900.00
356	8477	Princo 50	$84,244.46	$(58,799.97)	$25,444.49
357	8509	20 24 32	$289,250.00	$-	$289,250.00
358	8499	20 oz	$82,950.00	$-	$82,950.00
359	8501	20 oz	$104,000.00	$-	$104,000.00
360	8523	Wipes	$56,112.77	$-	$56,112.77
365	8531	Princo 50	$168,250.72	$-	$168,250.72
366	8532A	asst	$566,650.00	$-	$566,650.00
366	8532B	12/20 oz	$203,850.00	$-	$203,850.00
366	8532C	16 oz	$64,000.00	$-	$64,000.00
377	8578A	ASST	$418,650.21	$-	$418,650.21
377	8578B	32 oz	$60,150.00	$-	$60,150.00
	8565	Wipes	$6,735.23	$-	$6,735.23
Total			$2,890,743.39	$(505,274.99)	$2,385,468.40

SCHEDULE B

Payment Schedule

Date	Amount Due	Accrued Interest	Total	Payment	New amount due
5/23/2025	$3,763,608.94	$-	$3,763,608.94	$-	$3,763,608.94
5/30/2025	$3,763,608.94	$7,217.88	$3,770,826.82	$(55,000.00)	$3,715,826.82
6/6/2025	$3,715,826.82	$7,126.24	$3,722,953.06	$(55,000.00)	$3,667,953.06
6/13/2025	$3,667,953.06	$7,034.43	$3,674,987.49	$(55,000.00)	$3,619,987.49
6/20/2025	$3,619,987.49	$6,942.44	$3,626,929.94	$(55,000.00)	$3,571,929.94
6/27/2025	$3,571,929.94	$6,850.28	$3,578,780.21	$(55,000.00)	$3,523,780.21
7/4/2025	$3,523,780.21	$6,757.93	$3,530,538.15	$(55,000.00)	$3,475,538.15
7/11/2025	$3,475,538.15	$6,665.42	$3,482,203.56	$(55,000.00)	$3,427,203.56
7/18/2025	$3,427,203.56	$6,572.72	$3,433,776.28	$(55,000.00)	$3,378,776.28
7/25/2025	$3,378,776.28	$6,479.84	$3,385,256.13	$(55,000.00)	$3,330,256.13
8/1/2025	$3,330,256.13	$6,386.79	$3,336,642.92	$(55,000.00)	$3,281,642.92
8/8/2025	$3,281,642.92	$6,293.56	$3,287,936.48	$(55,000.00)	$3,232,936.48
8/15/2025	$3,232,936.48	$6,200.15	$3,239,136.63	$(55,000.00)	$3,184,136.63
8/22/2025	$3,184,136.63	$6,106.56	$3,190,243.20	$(55,000.00)	$3,135,243.20
8/29/2025	$3,135,243.20	$6,012.80	$3,141,255.99	$(55,000.00)	$3,086,255.99
9/5/2025	$3,086,255.99	$5,918.85	$3,092,174.84	$(55,000.00)	$3,037,174.84
9/12/2025	$3,037,174.84	$5,824.72	$3,042,999.56	$(55,000.00)	$2,987,999.56
9/19/2025	$2,987,999.56	$5,730.41	$2,993,729.97	$(55,000.00)	$2,938,729.97
9/26/2025	$2,938,729.97	$5,635.92	$2,944,365.89	$(55,000.00)	$2,889,365.89
10/3/2025	$2,889,365.89	$5,541.25	$2,894,907.14	$(65,000.00)	$2,829,907.14
10/10/2025	$2,829,907.14	$5,427.22	$2,835,334.36	$(65,000.00)	$2,770,334.36
10/17/2025	$2,770,334.36	$5,312.97	$2,775,647.33	$(65,000.00)	$2,710,647.33
10/24/2025	$2,710,647.33	$5,198.50	$2,715,845.83	$(65,000.00)	$2,650,845.83
10/31/2025	$2,650,845.83	$5,083.81	$2,655,929.64	$(65,000.00)	$2,590,929.64
11/7/2025	$2,590,929.64	$4,968.91	$2,595,898.55	$(65,000.00)	$2,530,898.55
11/14/2025	$2,530,898.55	$4,853.78	$2,535,752.33	$(65,000.00)	$2,470,752.33
11/21/2025	$2,470,752.33	$4,738.43	$2,475,490.76	$(65,000.00)	$2,410,490.76
11/28/2025	$2,410,490.76	$4,622.86	$2,415,113.62	$(65,000.00)	$2,350,113.62
12/5/2025	$2,350,113.62	$4,507.07	$2,354,620.68	$(65,000.00)	$2,289,620.68
12/12/2025	$2,289,620.68	$4,391.05	$2,294,011.74	$(65,000.00)	$2,229,011.74
12/19/2025	$2,229,011.74	$4,274.82	$2,233,286.55	$(65,000.00)	$2,168,286.55
12/26/2025	$2,168,286.55	$4,158.36	$2,172,444.91	$(65,000.00)	$2,107,444.91
1/2/2026	$2,107,444.91	$4,041.68	$2,111,486.59	$(75,000.00)	$2,036,486.59
1/9/2026	$2,036,486.59	$3,905.59	$2,040,392.18	$(75,000.00)	$1,965,392.18
1/16/2026	$1,965,392.18	$3,769.25	$1,969,161.42	$(75,000.00)	$1,894,161.42
1/23/2026	$1,894,161.42	$3,632.64	$1,897,794.06	$(75,000.00)	$1,822,794.06
1/30/2026	$1,822,794.06	$3,495.77	$1,826,289.83	$(75,000.00)	$1,751,289.83
2/6/2026	$1,751,289.83	$3,358.64	$1,754,648.47	$(75,000.00)	$1,679,648.47
2/13/2026	$1,679,648.47	$3,221.24	$1,682,869.71	$(75,000.00)	$1,607,869.71
2/20/2026	$1,607,869.71	$3,083.59	$1,610,953.30	$(75,000.00)	$1,535,953.30
2/27/2026	$1,535,953.30	$2,945.66	$1,538,898.96	$(75,000.00)	$1,463,898.96
3/6/2026	$1,463,898.96	$2,807.48	$1,466,706.44	$(75,000.00)	$1,391,706.44
3/13/2026	$1,391,706.44	$2,669.03	$1,394,375.46	$(75,000.00)	$1,319,375.46
3/20/2026	$1,319,375.46	$2,530.31	$1,321,905.77	$(75,000.00)	$1,246,905.77
3/27/2026	$1,246,905.77	$2,391.33	$1,249,297.10	$(75,000.00)	$1,174,297.10
4/3/2026	$1,174,297.10	$2,252.08	$1,176,549.18	$(85,000.00)	$1,091,549.18
4/10/2026	$1,091,549.18	$2,093.38	$1,093,642.56	$(85,000.00)	$1,008,642.56
4/17/2026	$1,008,642.56	$1,934.38	$1,010,576.94	$(85,000.00)	$925,576.94
4/24/2026	$925,576.94	$1,775.08	$927,352.02	$(85,000.00)	$842,352.02
5/1/2026	$842,352.02	$1,615.47	$843,967.49	$(85,000.00)	$758,967.49

5/8/2026	$758,967.49	$1,455.55	$760,423.04	$(85,000.00)	$675,423.04
5/15/2026	$675,423.04	$1,295.33	$676,718.38	$(85,000.00)	$591,718.38
5/22/2026	$591,718.38	$1,134.80	$592,853.18	$(85,000.00)	$507,853.18
5/29/2026	$507,853.18	$973.96	$508,827.14	$(85,000.00)	$423,827.14
6/5/2026	$423,827.14	$812.82	$424,639.96	$(85,000.00)	$339,639.96
6/12/2026	$339,639.96	$651.36	$340,291.33	$(85,000.00)	$255,291.33
6/19/2026	$255,291.33	$489.60	$255,780.93	$(85,000.00)	$170,780.93
6/26/2026	$170,780.93	$327.53	$171,108.45	$(85,000.00)	$86,108.45
7/3/2026	$86,108.45	$165.14	$86,273.59	$(86,273.59)	$0.00